EXHIBIT 3.1

CERTIFICATE OF DESIGNATION

OF RIGHTS AND PREFERENCES

FOR SERIES A.1 PREFERRED STOCK

OF

DYNAMIC AEROSPACE SYSTEMS CORPORATION (BRQL)

Pursuant to Section 78.195 of the Nevada Revised Statutes, Dynamic Aerospace Systems Corporation, a Nevada corporation (the “Company”), does hereby certify:

FIRST: That pursuant to authority expressly vested in it by the Articles of Incorporation of the Company, the Board of Directors of the Company has adopted the following unanimous consent resolutions establishing a new series of Preferred Stock of the Company, consisting of Twenty-Five Million (25,000,000) shares designated “Series A.1 Preferred Stock,” with such powers, designations, preferences, and relative participating, optional, or other rights, if any, and the qualifications, limitations, or restrictions thereof, as are set forth in the resolutions, and in the form of Certificate of Designation set forth in Appendix A hereto:

RESOLVED, that in the judgment of the Board of Directors of the Company (the “Board”), it is deemed advisable and in the best interests of the Company, and pursuant to the authority granted to the Board in the Company’s Articles of Incorporation, to amend the Company’s Articles of Incorporation to authorize and provide for the issuance of a preferred class of stock of the Company, including the creation and designation of a new series of preferred stock to be known as Series A.1 Preferred Stock, par value $0.0001 per share (the “Series A.1 Preferred Stock”), which Series A.1 Preferred Stock may be issued in the discretion of the Management of the Company.

FURTHER RESOLVED, that the directors hereby create and establish a new series of preferred stock designated “Series A.1 Preferred Stock,” which series shall have the relative rights and preferences set forth in that certain Certificate of Designation of Rights and Preferences for Series A.1 Preferred Stock (the “Certificate of Designation”) attached hereto as Appendix A and by this reference incorporated herein.

FURTHER RESOLVED, that upon filing of the Certificate of Designation with the Secretary of State of Nevada, the officers of the Company are hereby authorized and directed to issue shares of the Series A.1 Preferred Stock.

FURTHER RESOLVED, that the forms of Certificate of Designation be, and the same hereby are, adopted and approved in all respects, and that each of the executive officers of the Company be, and they hereby are, authorized and directed to execute and deliver said documents in substantially the forms attached hereto, with such changes therein as such officers shall, upon advice of counsel, approve, which approval shall be conclusively evidenced by such officers’ execution thereof.

FURTHER RESOLVED, that the Chairman, the President, any Vice- President, and the Secretary of the Company be, and they hereby are, and each of them hereby is, authorized and directed: (i) to execute, deliver and file, on behalf of the Company, the Certificate of Designation; (ii) upon filing of the Certificate of Designation with the Secretary of State of Nevada, to issue stock certificates representing shares of Series A.1 Preferred Stock; (iii) to execute, deliver and file any and all additional certificates, documents or other papers, and to do any and all things which they may deem necessary or appropriate in order to authorize the new class of Preferred Stock, to authorize and issue the new Series A.1 Preferred Stock, and to implement and carry out all matters herein authorized pursuant to the intent and purpose of the foregoing resolutions.

FURTHER RESOLVED, that the actions of the officers and directors of the Company heretofore taken in connection with the authorization of the new class of Series A.1 Preferred Stock be, and that same hereby are, ratified and approved in all respects.

SECOND: That said, resolutions of the directors of the Company were duly adopted in accordance with the provisions of Section 78.195 of the Nevada Revised Statutes.

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IN WITNESS WHEREOF, the undersigned hereby affirms, under penalties of perjury, that the foregoing instrument is the act and deed of the Company and that the facts stated therein are true.

Dated this 23rd day of January, 2026.

DYNAMIC AEROSPACE SYSTEMS CORPORATION

By:	/s/ Kent B. Wilson
Name:	Kent B. Wilson
Title:	Chief Executive Officer

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APPENDIX A

Series A.1 Preferred Stock Terms

1.

Designation, Amount, and Par Value. The series of preferred stock shall be designated as the Series A.1 Preferred Stock (the “Series A.1 Preferred Stock”), and the number of shares so designated and authorized shall be Twenty-Five Million (25,000,000). Each share of Series A.1 Preferred Stock shall have a par value of $0.0001 per share and a stated value of $0.015 per share (the “Stated Value”).

2.	Dividends.

	a.	Dividends shall be payable only when, as, and if declared by the Board of Directors of the Company, equally and on a per share basis.

3.	Voting Rights

a.

The Series A.1 Preferred Stock shall have 10:1 voting rights, meaning that each share of Series A.1 Preferred Stock shall have 10 votes for each share of Series A.1 Preferred Stock held by the holder of those shares (each, a “Holder”) of Series A.1 Preferred Stock. The Holders of the Series A.1 Preferred Stock will vote as a class with the holders of the Series A Preferred Stock.

b.

As long as any shares of Series A.1 Preferred Stock are outstanding, the Company shall not, without the affirmative vote or written consent of the Holders of a majority of the then-outstanding shares of the Series A.1 Preferred Stock, either directly or indirectly alter or change the powers, preferences, or rights given to the Series A.1 Preferred Stock or amend this Certificate of Designation.

4.	Liquidation Preference.

a.

In the event of any liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the holders of the Series A.1 Preferred Stock shall participate equally (pari passu) with the holders of the Series A Preferred Stock, and together, shall be entitled to receive, prior and in preference to any distribution to the holders of Common Stock or any other class or series of capital stock of the Company ranking junior to the Series A Preferred Stock or the Series A.1 Preferred Stock as to liquidation rights, an amount per share equal to the Stated Value of each share of Series A.1 Preferred Stock, plus all accrued and unpaid dividends thereon, whether or not declared (the “Liquidation Preference”). If upon any such Liquidation, the assets and funds available for distribution among the holders of the Series A Preferred Stock and the Series A.1 Preferred Stock shall be insufficient to permit payment to such holders of the full Liquidation Preference, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock and the Series A.1 Preferred Stock as a group, in proportion to the full Liquidation Preference each such holder is otherwise entitled to receive.

b.

After payment in full of the Liquidation Preference to the holders of the Series A Preferred Stock and the Series A.1 Preferred Stock, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably among the holders of the Common Stock in proportion to the number of shares of Common Stock held by each such holder.

c.	This Liquidation Preference shall apply regardless of whether the Company has surplus or net profits and in the fullest extent permitted by the laws of Nevada.

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5.	Conversion

	a.	Each share of Series A.1 Preferred Stock shall be convertible into three (3) shares of the Company’s Common Stock, at the discretion of the holder.
b.

The Series A.1 Preferred Stock may also be exchanged for Common Stock for purposes of meeting a Tax-Free Exchange at the same rate of one (1) share of Series A.1 Preferred Stock for three (3) shares of Common Stock.

c.

The date on which any conversion of shares of Series A.1 Preferred Stock into shares of Common Stock shall be deemed to be the “Conversion Date” for such shares of Series A.1 Preferred Stock converted into Common Stock.

6.	Redemption.

a.

At any time prior to the Conversion Date, the Company shall have the right to redeem any or all of the shares of the Series A.1 Preferred Stock not converted by the Holder into shares of Common Stock, upon notice, at a redemption price per share equal to the closing bid price of the Company’s common stock on the trading day immediately prior to the date on which the Company gives notice to the investor of the Company’s intention to redeem shares of the Series A.1 Preferred Stock.

7.	Miscellaneous.

	a.	If a Holder’s Series A.1 Preferred Stock certificate is lost, stolen, or destroyed, the Company shall execute and deliver a new certificate for the shares.
b.

Any of the rights, powers, preferences, and other terms of the Series A.1 Preferred Stock set forth herein may be waived on behalf of all holders of Series A.1 Preferred Stock by the affirmative vote or written consent of Holders of a majority of the then-outstanding Series A.1 Preferred Stock.

	c.	Shares of Series A.1 Preferred Stock converted into Common Stock, canceled, or redeemed, shall be canceled and shall have the status of authorized but unissued shares of undesignated preferred stock.
	d.	The Series A.1 Preferred Stock is not subject to any reverse stock split.

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IN WITNESS WHEREOF, the undersigned hereby certifies this Appendix A is accurate and forms part of the Certificate of Designation.

Dated this 27th day of January, 2026.

By:	/s/ Kent B. Wilson
Name:	Kent B. Wilson
Title:	Chief Executive Officer

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